UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2004

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04. Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement.

On November 26, 2004, we notified by mail the registered holders of our 7% Convertible Senior Notes due 2006 that we have elected to exercise our option to redeem all remaining outstanding notes. As of that date, the aggregate principal amount of the remaining outstanding notes was $10,450,000. The notes were issued pursuant to an Indenture, dated as of August 28, 2001, between us and The Bank of New York, as trustee. Pursuant to our notice and the terms of the Indenture, the notes will redeemed by us on January 25, 2005 at a redemption price equal to the outstanding principal amount of the notes plus accrued, but unpaid interest to, but excluding, the redemption date. The notes are convertible at the election of the note holders at any time prior to January 25, 2005 at a conversion price of $3.99 per share of our common stock. As of November 26, 2004, the outstanding notes were convertible (using the conversion price then in effect of $3.99) into approximately 2,619,045 shares of our common stock. We will not be obligated to pay the redemption price with respect to any notes that are converted into shares of our common stock prior to the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: November 30, 2004	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)